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INVIEW

Moderator: Howard Pin

October 31, 2005

12:00 pm CT

(Jack):

The meeting is going to rather formal because of the subject matter. We also have people dialed in from all over the world, although we have had because of the difference in time, we have had some meetings throughout Europe during the course of their day. But Europe has dialed in and of course all of the US locations are dialed in. So again, welcome and good morning, good afternoon, good evening, depending upon where you are.

I said the meeting is formal and we’re going to have some logistics issues not only because of the technologically advanced video and audio but because of the way that we’re going to handle questions and answers as well. (Anne) is going to moderate questions and answers and we’re going to divide them amongst myself and Howard.

Howard obviously is not with us here today in person but of course he’s always here in spirit. Seriously, Howard is in New York and has been in New York over the weekend with the deal team. He is audio’d in right now and so I’m going to make some statements and then Howard will also make a few comments.

The important thing is that we’re going to have a very important question and answer period and just like we had a couple of weeks ago, we’re going to try to answer as many of your questions as you can. We’ll try to answer them directly and clearly. But having said that, as you know, there are some things that we know and of course if we know something, we will answer a question. There are some things that we just don’t know and there are some things that we just can’t say and that are confidential.

So, please bear with us, understand that we do have some restrictions in terms of what can be said and what can’t be said. So, hopefully that won’t be too frustrating as we go on. We have a team of lawyers in front of me. I don’t even want to count them. Too numerous to count we say, we used to say in, when I was a microbiologist, which seems like a lifetime ago. But we did want to mention that even though there is an agreement, the things that you do on a day to day basis are still confidential.

We still have the confidentiality of all of the things that you do here for Chiron so please, please be careful what you say to people on the outside. And of course as the employee message that went out from Howard this morning indicated, many of you will be able to trade stocks tomorrow. You cannot trade obviously, on confidential information and if you have any, any questions whatsoever about stock or trading please call (Divon) or (Mike Levy) in law and they will, they will walk you through anything that is necessary in order to determine whether or not you can trade.

So, at this point, I’d like to make some of my comments and then as I said, I’m going to turn it over for Howard. During his comments, he’s going to be beamed in from New York on video and so we’ll be able to see him and hear him, not only here but at other locations as well. So, the first thing I would like to talk about is the deal.

And just to remind you what our press release said and what Novartis has said in their press release. And also this morning at 7:00 our time, Novartis had an investor conference call and essentially what happened was that Novartis has agreed to purchase the remaining shares of Chiron so that 58% that they did not own - they own 42% of us - so they agreed to acquire the remaining 58% of the shares in Chiron for $45 a share in cash. So the total value of the deal is about $5.1 billion for this 58%.

In its press release and in the conference call that I mentioned earlier, Novartis outlined the value that they see in the company and I thought that was. I thought that was very important, at least to me and I’m sure to you as the people who created this value. And they did mention the contribution of all of the business units. And I’d like to mention some of those right now.

They talked about Chiron vaccines and the Chiron vaccines business providing Novartis with entry into an increasingly attractive segment of the healthcare market. And I’ll give you a quote from one of the people that was on the Novartis conference call. He said vaccines business is a great platform for growth. They want to create a global leader in vaccines. And I think that pretty much sums up what they think about vaccines.

Secondly, they talked about blood testing. Chiron blood testing provides a high value profit driver for Novartis and may offer a potential platform for future development in molecular diagnostics. And I’ll quote them. They said, “It’s an extremely attractive business that had a compounded annual growth rate of 34%. They expect to expand in the future and they may expand into molecular diagnostics together with their Pharma business.” So I think that’s an important. And those are quotes straight from the Novartis conference call.

In terms of Bio Pharma, current Bio Pharma will strengthen Novartis’s specialty pharmaceutical portfolio and oncology pipeline. And they said, first of all they talked about specialty Bio Pharma products. They talked about (Toby) (Proluchin) and (Betaceron). They said that pipeline short term will be in specialty antibiotics. And long term the oncology pipeline, our oncology pipeline, fits very nicely with Novartis. And they discussed 1212, 258, 265, TIP and (Cubicin).

So, I just wanted to bring that forward because I think that just puts into perspective the value of all three of our businesses. (Chiron’s) non-Novartis directors have unanimously determined that this transaction with Novartis is in the best interest of Chiron shareholders and we as management support that. We believe that (Chiron’s) businesses will have significant growth opportunities as part of Novartis which will enable us to continue to bring innovative products to market.

The announcement signals the value of Chiron and what Novartis places on (Chiron’s) assets and also us, the employees. Your work has really helped to create (Chiron’s) value. We made tremendous strides, excuse me, we’ve been doing a lot of talking. We made tremendous strides recently, returning flu (viran) to the US market, building a compelling oncology pipeline and our growth in blood testing fueled by new products and moving into geographic expansion.

Now, the merger is subject to certain conditions. First of all, it’s subject to approval of the majority of (Chiron’s) shareholders other than Novartis. So, when you take away the Novartis shares, there has to be a majority of all the other shareholders to approve the deal. There has to be US and European regulatory approvals and other customary closing conditions. So, it’s expected that this closing could take several months and into next year and Novartis has said that they expect, they expect it to be completed in the first half of ‘06.

So, most of you had attended the meetings that we held last week or the week before where we talked about the uncertainty of the deal. Certainly we have that behind us. We know that there is a signed agreement between us and Novartis. So, what does it mean for us and what do we have to do? Well, it’s really the same exact message that I gave to you a couple of weeks ago. I know what I’m going to do.

What I have to do is really execute on my milestones and do my job as best I can and I know we say it’s business as usual and I know it’s not exactly business as usual, but it’s very critical that we remain focused on our business. It’s very critical that not only do we do our job but we continue to execute on the commitments that we have to our customers, to the patients that use our products.

We’ve got important goals to accomplish over the next couple of months and we’re all accountable for the quality of our work, including work during, work done during the upcoming couple of months. So, as you look forward just remember what motivates us. We’re here because we believe that we’ve had an impact on human healthcare worldwide. That doesn’t change with today’s news.

We’ve changed the practice of medicine. We’ve saved countless lives and we’re proud of our work. So, let’s remain dedicated to our mission in the next couple of months. And now I’d like to turn it over to Howard to say a few words. Howard?

Howard Pin:	Thank you very much (Jack). Can you hear me?

(Jack):	Yes.

Howard Pin:

I can see hand, I can see a little bit of (Craig’s) head. I hope (Craig) is doing well. I can see none of the lawyers so if I say something that is irritating to the lawyers, I hope you will leap up to the stage and alarm me.

Good morning. Good afternoon wherever you are. I want to just say a few words to what, to what is truly a monumental occasion in the history of this company and truly a monumental year this has been. You all know the difficulty that we have gone through. We had in our suspension of the (Liverpool) license, nearly lost our ability to continue with the mission that has motivated so many of us in this company, which is to make contributions through innovation and make contribution to defining solutions to some of the greatest challenges and threats to public health.

And when we lost our ability to supply to US market in 2004 unexpectedly, we had suffered enormous amount of damage to the reputation and the capability of the company. Making vaccines, especially making flu vaccines, is hard business. Many before us have encountered those kinds of difficulties and as we say, notwithstanding the best effort of the industry as a whole, it is unlikely that we will be the last company that suffered a setback like that.

And I marvel at the amount of mobilization that had got into our effort to bring (Liverpool) back because ultimately I think that how companies and organizations and groups of people are measured is not whether or not they can avoid getting into a difficulty but by how they rise to the occasion. And tackle those challenges that may seem insurmountable and deal with it with the ultimate sense of mission and dedication and commitment and maybe against all odds.

And maybe facing all of the criticisms about what would have been, what could have been, what should have been. And then prove the critics wrong and answer to our in total sense of quality. And that’s what we did in the case of (Liverpool).

And I highlight (Liverpool) and the colleagues and vaccines that have gone through this remediation exercise not because that it is special but because it actually exemplifies the best of the spirits and the characteristics and the capabilities of the colleagues at Chiron that is that, we have a high sense of quality. We know what we stand for and we work with extraordinary efforts and commitments when the circumstances are extremely trying. And we are able to answer to our own conscience and answer our own mission.

And it’s not just vaccines as it turns out of course, this past year has been spectacular also for all that we have achieved in different parts of the business and (Jack) has highlighted all of the advances that we’ve made in the blood testing business and our ability now to look to a much longer time horizon and invest in the next generation of technologies that will take us beyond (unintelligible).

And (Jack) has highlighted the progress that we have made in the Bio Pharma business where two years ago we were scratching our heads and other parts of our bodies and trying to figure where we’re going with a long term productivity of our pipeline. And two years later we have a pipeline in oncology with such productivity and with such promise that it stands to be the envy of the entire industry. And we did so in an environment of great uncertainty with enormous amount of taxing of our resources with an enormous amount of diversion to our managerial attention.

And yet we were able to focus on our mission and focus on how it is that we were going to create value by taking technology to the solutions that will help people with their lives and we were able to do so with great spirit of perseverance. Notwithstanding that, notwithstanding that, notwithstanding the fact that the prospect of the company over the last year has gone from good to abysmal back to promising again.

The ownership position of Novartis as enshrined in the governance agreement going back now eight or nine months, eight or nine years ago, has always given them an option within the confines of the scripture of the governance agreement to make an offer to purchase the remainder of the company.

And Novartis has done so, and it’s the duty of the independent directors to think about whether or not it is to the best interests of the independent shareholders to agree to a purchase price. And indeed as you saw two months ago, when the independent directors were faced with an offer and made a determination that that offer was inadequate in light of the company’s prospect.

And after two more months of intense soul searching, intense evaluation and over the last few days, intense negotiation, Novartis has upped the offer to $45 which is a 12% improvement over their initial offer and about a 25% improvement over the price before the offer was made. And the independent directors have come to the view that it is to the best interest of the shareholders to accept that offer.

The management, especially those of us who have worked so hard with such deep conviction of identification, of a sense of identification and belongingness, of what we could do and what we would do, we may have personal, emotional feelings about this. But we understand, we understand the duty of the management is to maximize the shareholders’ wealth and we accept and support the directors’ determination that accepting this offer is to the best interest of the independent shareholders.

That does not mean that there is a shred of doubt as to the capability, as to the sense of identification and belongingness, as to our complete embrace of our mission. It is only a recognition at this time, it is to the best interest of the independent shareholders that those capabilities, assets and projects and products, their value creation can be maximized and captured at this time by accepting the offer.

Now, there are three main conditions that are stipulated as to how the offer will be ultimately consummated. One is that it will be regulatory approval, a series of regulatory approvals, most notably the FTC, SEC approval and the European Commission approval. There is the additional stipulation that there will be the majority of the independent shareholders’ vote approving this deal. And then there is not going to be any materially adverse events between now and the time of the closing.

And I know, as we look to the organization, as we look to the different parts of the organization that have gone through in our own intimate ways of how we have dealt with our challenges and the upheavals, how we have dealt with our mission, how we have dealt with our sense of belongingness as to how we are going to make this organization and all that we have been working on, something durable. I know, I know that we all believe in our heart of hearts that, that which we worked on is important.

So, what is, there is still some uncertainties in whether or not the deal is ultimately going to be consummated because of the conditions that are riding on the ultimate consummation. I know that we recognize the things that we have worked on and the fashion through which we worked on them, mark us as a special group of people. And our achievement and indeed our legacy will endure.

Thank you very much.

(Anne):

Okay. Okay, we are going to now shift into Q&A and there are three ways in which we are soliciting questions. One is for everybody who is on the web and are, please, please go ahead and start sending in your questions. We have some pre-questions that we received actually since people started looking at the web this morning, we’ve had a lot and obviously the audience here in the room in (Emoryville). Now, as you, those of you who’ve experienced trying to listen into these meetings when you’re not in the auditorium, it can be frustrating to hear what’s going on. So, we’re going to try and be very specific about this.

We have for those who are asking questions in the audience, we have three people with microphones and we ask that you hold your question until you have the microphone in front of you. And hold it right up to your mouth to answer the question. I am going to be asking (Jack) and Howard to answer these questions. I’ve looked at a lot of the ones that have come in. We’ve probably had close to 50 questions that have come in this morning. I will tell you that they generally fall into some key buckets.

So, if it’s okay with you I’m going to take the liberty of just some, putting a summation of what the question is and we’ll try and address the ones that seem to have the most energy behind them, okay?

I’m going to start with one that was a written one because I think it comes, feeds off just Howard’s final comment. And then we’ll open it up. So, the first question has to do with the timeline of the purchase. How long will it take for the deal to close and how long will I therefore be guaranteed a job? It’s a damn good question. Okay.

Howard, you’re still with us, would you like to comment on the timing of the closure of the deal?

Howard Pin:

Yeah, I will answer the question about the timing but I would just say that never were we ever guaranteed lifetime employment, especially, but setting aside the premise of that question, let me answer it. The process is going to go like this. In the next day or two the merger agreement and the press release that was made today will be filed. And after that we have to file and Novartis has to file as well, the material that describes the rationale for the deal, for the proposed transaction. And those packages will then be reviewed with the antitrust authorities.

And as I said before, there are two major ones, one is the US FTC, Federal Trade Commission and the other one is the European Union. But these are the two major regulatory agencies that look at competition or more importantly, anti-competition issues. It is hard to make any projection as to how long that is going to take. It really depends are what are the issues are surfaced. So, that’s one step.

Once the regulatory approvals are secured, there is going to be a shareholders’ vote. Shareholders as we said already, the majority of the independent shareholders vote approving this deal is going to be a part of the condition that the deal will ultimately be consummated. Some time in this process, some time in this process of approvals there will be a definition of an integration process. The integration process speaks to how it is that between us and Novartis we can figure out the most sensible ways and the most orderly ways and most transparent ways that we can figure out how Chiron under a new ownership will be structured, will be managed.

And indeed there will be selection issues - selection issues as to whether or not if there are two people on, there’s one person on either side on both sides, on each side that can do a comparable job, what is the process through which that selection decision will be made. So, we’re hopeful that in the next few weeks, by the way the discussion about wanting to start an orderly planning process of integration has already started, although the process itself has not been defined.

So, in the next few weeks we’re hopeful that we can come forth with a crisp and clear discussion with everyone on what that integration process is going to look like. So, as the approval process goes forward, and as the conditions are met for the transaction to be consummated, the integration planning process will be going on such that, sometime at the end of the approval process, the integration planning process, the two processes would indeed converge so that on the day of the closing of the deal as it’s called, that then we are in the position to find out just how the organization may be different if it’s going to be different in some material way.

And this whole process, most people say, most people say go in the, on the order of several months. It is hard for us to say it will be several months on the short side, for three, four, five months or it’s going to be several months on the long side. But as (Jack) has related already, the estimation that has come out from Novartis is, as analyst call this morning, is that it will be done by midyear 2006.

(Anne):	Okay. Thanks Howard. Okay, I’m going to take one more question from the pre-submitted. Meanwhile, can you, those in the audience who have questions,

can you put up your hands so we can get the mics to you now while I ask (Jack) this question? So, feel free, if you’re going to ask a question, we’ll get you ready.

Okay, (Jack), what is the security for satellite offices in the US, specifically (Baccaville), Seattle, Philadelphia? And what is the future of the (Emoryville) campus?

(Jack):

Okay, well, let me go back to what Howard just articulated because I think a lot of what he said really pertains to this question. We don’t know precisely standing here exactly what Novartis’s plan is for all aspects of the business, but as Howard said, just to close the deal.

So, now we have signed agreement but again, as Howard and others have said, not only do we have to have these regulatory approvals but we have to have shareholder approval as well. And therefore, a proxy will developed over the next ensuing weeks and a shareholder vote and a shareholder meeting will be called.

And then, again, the various iterations of what’s happening on the regulatory front. So, it could take a few months, it could take longer. So, during that timeframe, there will probably be an integration team, people from Chiron and people from Novartis standing here, since we haven’t gone through all the details, I’m not sure what can be done between now and closing or what has to be done after the closing. Only certain things I believe, can be done before the deal actually closes.

So, an integration team will be formed, there will be participants on both sides and over the next couple weeks and months the plans will be laid out. Obviously, those plans will not be executed until the agreement actually closes. And then even after it closes depending upon what the plans are, it may take several months after the close in order to implement those changes that are brought up by the integration team.

So, it could be quite a lengthy transition period. I guess all that I said was I don’t know.

(Anne):	Okay. Fair enough. Yes?

Woman:	Can you hear me?

(Anne):	Try talking.

Woman:	Hello? Can you hear me? Can you tell us if our unexercised or unvested Chiron stock option will be, it’s investing will be accelerated as a result of this acquisition?

(Anne):	Okay. The question is will the unvested options vest? And I’ll take that one.

The answer is yes, there will be an accelerated vesting of all stock options and restricted stock and so on. And those elements of stock will be cashed out upon the close of the deal for everybody who has unvested, who has unvested stock options.

(Jack):	So, did everybody get that? All stock, all restricted shares, when the deal closes, when it’s consummated every share of Chiron stock will accelerate and be paid out in cash.

Woman:	On that same note, can you comment about the information that you can share and cannot share with us prior to the close of the deal?

(Anne):	Okay. The question was can we comment on the information we can share and can’t share prior to the close of the deal. Howard, can you comment on what those sort of things may be?

Howard Pin:

As I said, the architecture of the integration planning process we acknowledged already on both sides is something that we’re going to work on in the next couple of weeks. We’re very hopeful that soon after that we’re going to be able to describe what our process is going to be. In general terms, we’re going to continue to run our business.

There are certainly a part of the agreement that is referred to as the interim agreement, that says that there are certain kinds of decisions of a certain magnitude, of a special nature that we have to figure out a mechanism of discussing with Novartis as to whether or not they are to be made in concordance with the normal way that we make decisions or if there is going to be further review.

But it’s generally agreed, it’s specifically agreed as it reviews, will not lead to decisions that would prevent us from making reasonable business decisions or delay our reasonable business decisions. As the review, the regulatory review processes progress, we will know something, because we will work very closely with Novartis in order to satisfy the regulatory review process. If we have any information that is material, that is material to our shareholders, we’re obligated to disclose them in the same way that we would disclose anything else.

If it’s nonmaterial then it will be confidential and in that sense the employees will be the same as independent shareholders. So, that’s the, if I understand the question in terms of the implicit scope of the kind of information that she was thinking about then that will be my answer.

(Jack):

I’d like to add just a couple of things. In due course, the merger agreement as Howard mentioned, will be filed. And in due course it will become a public document. So, anybody could go on, I guess it’s our website, and go through the SEC filings and will be able to actually read the merger agreement. In addition with the shareholders’ vote, before the shareholders’ vote there will be a proxy that goes out and everybody could read all of the information obviously, that is included in the proxy.

So, a lot of information will be out there. I don’t know if any of the lawyers can tell us approximately when these things will be filed or will be available but I think it’s, I think it’s somewhere in the one to two month timeframe. (Divon)?

(Divon):	Sure. Generally, I think the process is bound (unintelligible) I would imagine, within a few weeks or a month.

(Anne):	Okay. He said, he said it would be filed within a few weeks or a month.

(Divon):	Yeah.

(Jack):	He said a few weeks to a month.

(Divon):	Maybe a few weeks to a month the proxy will be filed.

(Jack):	So, sometime after 30 days these things will probably be available, sometime between 30 and 60 days I think we’ve been told, to the public.

(Divon):	The merger agreement, I guess we filed from the date, as really at the end of this week.

(Anne):	Okay. The merger agreement will be filed in the days ahead. Okay. All right. Here’s another one that’s coming, here’s one that’s come through the web.

With Novartis’s possible acquisition of Chiron, will Chiron be placed into a hiring freeze for a period of time? (Jack), do you want to comment on that?

(Jack):

Sure. Well essentially we have to run the business between now and when the business closes. And there’s a couple of things that are important to remember. Number one, as Howard said, all of those conditions of closing have to be met and I don’t know what the possibility is that they won’t but it’s possible at the end of that timeframe that there may not be a deal. The other thing is that as Howard said, that we have to, we can’t have what are considered to be material adverse events. And therefore, it’s important for us to run the business as if we were and will be independent.

So, it’s business as usual. That’s why I said that under any circumstance it’s important to execute on our milestones. It’s important that we continue to create the wonderful value of the company that we’ve created in the past and will continue to create in the future. So, for me it’s important to try to focus, I know it’s difficult and we all have these distractions, myself included. But we really have to focus on our jobs and we really have to continue to meet our milestones and we really have to continue to get our jobs done.

And I think that’s the important thing. And we have all the leeway that we need to do that. There are certain restrictions that we have in the agreement in terms of very big things that we can do or not do. But the normal course of business, we have to run the business as we usually run it.

(Anne):

Okay. Thanks (Jack). Okay. Are there, is there a question? Anybody got a mic right now? A question from the audience? Okay. So, then Howard I’ll direct this one to you. How does all this factor into our companywide metric for our annual bonus?

Howard Pin:

The metrics against which the 2005 bonus will be paid are in tact. And the mechanism for deciding whether or not we perform well and therefore how much the bonus should be, both on the individual basis and on the division business unit and company basis is as status quo ante. That is that there will be executive committee reviews and self-evaluations and those reviews and self-evaluations will be submitted to the sitting compensation committee of the Chiron Board of Directors for endorsement or for any kind of revision. That has not changed.

We will propose a 2006 set of metric along the same line of the architecture. Indeed in the December board meeting, as we usually do, we will propose the following year’s financial targets as well as the corporate milestone targets. We will submit that to the overall review of the Board of Directors and then by February those are going to be the criteria against which the 2006 performance and bonus will be evaluated.

As (Jack) has said, and it’s worth very much repeating, once the definitive agreement has been reached, the ultimate consummation of the deal, that is the closing of the deal is still subject to conditions. So, we will because we have to, because we should run our business as, in a way that is consistent with either possibilities that sometime in 2006 the structure and the management and indeed the incentive, may evolve into something different, depends on where we are in the organization.

And we have to also be prepared to run our business and conduct ourselves to measure ourselves and persist with all of the management systems and processes that we have in place with the presumption that at the end of 2006, all of those mechanisms including our bonuses are going to be paid, are still the same as we have in 2005. So, that process will continue.

The bonus part if it turns our that is the (unintelligible) that the bonus that will be paid, if it turns our that there is closing before the year 2006 is out, which is perhaps the likely scenario, then of course there will be some kind of mechanism for (poration) and that has been discussed in the agreement and has been agreed.

(Anne):	Okay (Jack), this one is, I’m going to direct to you. Are we still doing the 2006 budget as usual?

(Jack):

Okay. Good question. Actually before I comment on that if that person who asked the last question wants to identify themselves I’d be glad to comment on their individual performance and what their bonus might be.

Well, I think the answer is obvious based on what Howard said and what I had said before. It’s very important to continue with all of the processes and procedures that we have followed and that we generally follow in the company. And so, yes, it’s very important that we have our quarterly business reviews and that we make sure that we’re executing on the dime. And it’s very important that we have a budget for 2006. And it’s important that we look at these budgets very, very carefully and that we bring them forward into the new year. So, yes, we have to operate as we have in the past.

(Anne):	Okay. Okay. Howard this one is for you. You keep using the word merger. Is this a merger or a buyout, buyover, takeover? Will Chiron retain its name?

Howard Pin:

Okay. That’s a complicated - simple question, complicated answer. The structure of how the company will come together is actually a merger. That is that there will be a surviving entity called Chiron. Whether or not that entity ends up being a management structure is going to be the outcome of the integration discussions.

We do not know for sure, therefore, that there will be a Chiron Bio Pharma. There will be a Chiron Blood Testing. There will be a Chiron Vaccines. In some of the discussions, including the analyst call that Novartis conducted about three hours ago. It sounded like on a management entity basis that there will be a new division when the deal is, closes under, when this deal closes, when and if this deal closes.

It sounded like there is going to be a new division called something like Novartis Blood Testing and Vaccines Division. But we don’t know that. We don’t know that until we sit down and have a detailed discussion about the integration planning architecture. So, until we know that it’s difficult for us to say that it’s going to be a merger or not. But in financial terms, just to be very clear, in financial terms this is an acquisition. This is an acquisition of Novartis of the remaining shares that it does not own 58% at a pre-specified agreed upon price.

(Jack):

Let me add that, just to augment something that Howard said. In our conference call they did say that there will be an entity that will house blood testing and vaccine and that Bio Pharma will become part of Novartis Pharma. So, that is the plan as we know it. We don’t know any of the specific details yet as Howard just said.

(Anne):	Okay. I think we have a question from the audience.

Man:	This is question about the shareholder vote. If Smith Barney represents the second largest share stake in Chiron, what percentage of their stake in Chiron represents the non-Novartis owned shares?

(Jack):	I believe it’s 23%. Is that correct Howard?

Howard Pin:	Yeah. That’s correct. Of the 58% of the shares Novartis does not control, Smith Barney specifically and through one of its affiliated groups control the other 23%.

(Anne):

Okay. And I think is a follow-on question to that. There are a few non-Novartis shareholder groups which own large blocks of stock. Have there been any indications from these groups that they would approve the current deal? Howard, do you want to deal with that?

Howard Pin:	I cannot comment on that.

(Jack):	I would say, you know, there are many analyst reports that are coming out for both Novartis and Chiron. You can read those if you want to, but you know we can’t characterize what they’re going to do.

(Anne):

Okay. Howard, I think this one is for you as well. Can you tell us how much the flu vaccine issue have - I think it means, how much influence did the whole flu issue have on making this decision to agree to a purchase?

Howard Pin:	I’m not sure I understand the question precisely, (Anne). Is the question, without flue (viran) crisis, will we have been in a position of…

(Anne):	Yes.

Howard Pin:

I don’t know that. I don’t know that. I said already in my prepared remarks that the governance agreement that was negotiated individually and collectively since nine years ago gives Novartis certain rights. And one of those rights is to purchase the remainder of the company with fairly well defined and one might even say complicated protections for both Novartis’s interests and for the independent shareholders’ interests.

So, it’s always been a possibility that Novartis at some point will make the determination that has led to the decision that has now manifested itself. Whether or not it would have happened, that decision would have been reached without the setback of the company with flu (viran), is purely a matter of conjecture and speculation.

But let me say this, let me say this, even in the most aggressive of the characterizations that Novartis, when they made a lower offer and was attempting with some rationalization or justification with a low offer, even in the most aggressive characterization of our situation that underpinned the price that was then offered, it was clear in their statement that they saw the tremendous capabilities and values and value creation capabilities in our vaccines business.

Indeed some may say as some analysts have already said, that the major strategic rationale or motivation if you will is that Novartis has looked around for the therapeutic categories that it should be in and has concluded, has concluded that it needs to be in vaccines in order to be a vibrant healthcare company. And it made a determination that its best option was through the acquisition of Chiron.

And in the discussion that colleagues from Novartis gave this morning on the analyst call, they made it very, very clear that they saw a tremendous amount of progress being made in what we have gone through with (Liverpool) and what we have improved and enhanced in our capability. There were specific mentions about quality systems, beyond that of the expansion of facilities, or upgrade of facilities and machineries. And I have to say that, I have to say that I cannot agree more.

And it’s worth just reflecting for a moment because events have been so rapid in coming over the last month. It’s worth reflecting for a moment what, what this company has achieved in the last month.

Because we were able to come back with (Liverpool) therefore re-asserting our commitment as a company to public health and to vaccines in particular. The scientific work that we have done since 1997 that says that we are interested and we’re capable and we may be the world’s leader in the research vis a vis flu, have been taken very seriously. Colleagues who have been working very hard with, through both government affairs, in the vaccines division in dealing with the CDC were able to secure a stockpile.

$62 million may sound like a big deal but the significance of the $62 million stockpile for me is the recognition, is the recognition that Chiron is probably the best solution to all of the technical challenges that will face this country and many, many more in defining a credible solution to the threat of pandemic. It’s not just stockpile. It is, it is the (agimen) that has now been reported from the (NIID) study last Friday.

It is also the (south) culture flu vaccine which probably is the ultimate key when combined with the manufacturing capacity and combined with the (agimen). So, there is no lack of recognition in the value creation capability that we have in this company with respect to vaccines. So, answering the very, very speculative question in a very, very ornate and roundabout way as I’m doing now, it is entirely possible that without the flu (viran) issue, Novartis would still have made up its mind that strategically has no better option than to make an offer to acquire the rest of the company that it has now already done.

(Anne):

Okay. Thanks Howard. Okay, we’ve had a number of questions on the same subject and I’m going to refer this one to (Jack). And it’s again back to stock options. The question is, will unvested stock options granted above $45 per share be worthless once the takeover is complete?

(Jack):

I think the answer is clear. First of all, and if any attorneys want to help me on this please chime in. I believe that at the closing of the deal, once the deal closes, that after Novartis takes over the company, there will be no Chiron stock anymore. So, all stock will accelerate. There will be no more Chiron stock so obviously anything that you have that is above $45 will be worthless. It will cease to exist.

(Anne):	Okay. And a linked question that is will our existing shares of Chiron stock convert to Novartis shares of stock at the close of the merger?

(Jack):	So, the answer to that is no. All Chiron shares and all restrictive shares will accelerate and be paid out in cash.

(Anne):

Okay. Are there any questions, live questions, from the audience? Okay. I’ll carry on going with the ones you’ve submitted in writing. And they’re pretty much the same, the ones that are coming in through the web as here.

Let’s see. Can you comment on who will be on the integration team from both sides and where will they come from in the organization? Howard, maybe, sorry, Howard can you do that one about integration teams? Do you have any information about who would be involved in forming an integration team?

Howard Pin:

No. I do not. I have a general appreciation of the key people that Novartis is contemplating as the leaders of the integration planning exercise. It appears that there will be at least this gentleman who is the head of Bio Pharma development, pharmaceutical development in Novartis who will be the leader of the integration exercise relative to Bio Pharma. Because there is this ambiguity as to whether or not there will be a different structure yet to be set up within Novartis relative to this notion of blood testing and vaccines business.

We do not yet have a feel for who that person is going to be, although (Dan Misella) said this morning, on this morning’s call that, to the analyst’s question, that he expects to make an appointment or make it known in the next couple of weeks. Those are two important pieces. And then of course, we’re going to go through discussion upon what is the architecture. Let me just say a word about the architecture.

It is possible that we would come to a design of the integration buying process that is around lines of businesses. It is also possible that we can come to a design of the integration planning process that is around geographies. And finally, it is possible to figure out an integration planning architecture that is around processes, key processes, or for that matter, competencies so that it does not relate specifically to our organizational structure.

So, how do we do quality? How do we do manufacturing? How do we do regulatory affairs? How do we do research and development? How do we do capital budgeting? How do we do resource allocation? For example, that will be an architecture that is organized around processes. So there are some major choices to make right from the start as to what is the integration planning architecture.

So, we have clear recognition on both sides that it is important to define the architecture and define that sooner rather than later and then communicate the integration planning architecture sooner rather than later. But we just are not there yet. We just are not there yet on the definition of the architecture.

(Anne):

Okay. Thanks. Okay, let me just give a quick process check here. We’ve got one more question and we’re going to, then we’re going to just take a, and we’ll answer, take a two minute break so that, because it’s at the top of the hour, if anybody needs to leave at, you know, in about three or four minute’s time, feel free to do so. But rather than disrupt everybody we’ll take a two minute break and then we’ll resume for those who wish to resume in the Q&A pattern.

Okay, the next question, and I’m going to direct this to (Jack). There were some, I think Novartis stated this morning in their conference and I think it was in their press release, but certainly they stated it in their conference, that they projected that they would find $2 million worth of - 200, sorry, it’s been a long night - $200 million worth of projected savings in synergies and the question is where will these, where will these savings come from? Do we have an idea?

(Jack):	How come I get the good questions? Well I could, first of all, you know our G&A is and correct me if I’m wrong (David), G&A is about $800 million?

(David):	I think our total expenditure. Our total SG&A and R&D.

(Jack):	Total SG&A.

(David):	Yeah.

(Jack):

Right. Our total, our total expenses are about $800 million so they’re talking about $200 million over the course of three or four years. So, you know, that is a gradual change to the amount of money that we’re spending in total on all of the expense categories that we made. They did stipulate and you can hear the Novartis, I’m sure they have on their website replays of the, their analyst call this morning. They did say that they’ve already looked at corporate and some of the Bio Pharma overlap, and considered those two areas.

I think, you know, generally, and we don’t know specifically but, you know generally, in these kinds of M&A transactions, certainly there’s a lot of overlap in the corporate functions. I’m not telling you anything I don’t think that you don’t already know.

Howard, do you want to mention anything about that?

Howard Pin:

Yeah. I would just say that just a little bit more nuance, because nuance may be important here. As (Jack) has said, it’s $200 million in three years on the base of $800 million. But let’s keep this in mind. The integration planning architecture has not yet been proposed. But in every deal of this kind, the acquirer is obligated to make some financial projections, because the first question that the analyst wants to ask is well, how do we model financially with this change with your in this case Novartis, with your total composition?

So, there has to be a synergy number. It is very clear that in all of the discussions that have taken place, that Novartis sees the essence of this acquisition merger is one of long term value creation. And (Jack) has highlighted in his introductory remarks, the ways that they have highlighted the examples of our value creations.

And so, it is hard to imagine that the synergy exercise which have been done probably on the basis of well, let’s just figure out where the costs are for development and put it into some early pronouncements, it’s hard to imagine that, that will not be changed once the integration planning exercise is put in place.

I personally lived through two major corporate deals of this sort and have participated in integration planning exercises, have been part of the announcement process that (unintelligible) the economic rationale and here’s the synergy number.

And then went through twice, these integration processes and what was decided at the end of the integration planning exercises, are always a lot more nuanced. A lot less categorical than the initial pronouncement, although the numbers are going to be fairly close, the way that it is going to be done is always going to be improved in terms of its precision, in terms of its implementability if the integration planning exercise is worth anything.

Now, one other remark, I spent some time with this guy (Jorg) from Novartis who spoke on today’s call and is the head of development, pharmaceutical development in Novartis and I heard him say in today’s call that he looks forward to collaboration with colleagues in Bio Pharma at Chiron. I also heard him say that he expects there to be significant capacity to be maintained. I think these are clear signals that Novartis is sending, that without a careful process of knowing what is the right thing to do, we should not jump to conclusions.

They’re not making this offer to gain control of the entirety of Chiron for the reason that they want to strip out cost structures, they want to strip out assets. They want to do it because they believe there is tremendous capacity of creating significant value that even a Swiss company cannot do by itself.

(Anne):	Okay. With that, as I mentioned, we’ll take a two minute break. For those who wish to stay on and continue with the Q&A and wrap up, please do so. Otherwise, those who need to go, can.

I’m going to do the annual raises. The other stuff that’s so…

Everybody in the auditorium - can you sit down? And those who are leaving…

Okay. Thanks. And hopefully I think, we’ve still got a number of people who are on the web and on the phones. Okay. I’m going to direct this one to you (Jack), which has to do, the question is around materially adverse events. In other words, anything, one of the things that could preclude the deal from closing.

So, the question is, please define a material adverse event. Would (unintelligible) interim results be one of them.

(Jack):

Okay. I’m not going to try to define what a material adverse event is other than to say, to characterize it as it’s got to be something that is quite large. With regard to (unintelligible) per se, our very good negotiating team had negotiated several exceptions to these agreements and (unintelligible) actually is an exception.

So, whatever happens with (unintelligible) would not be considered a material adverse event. Hopefully, it will go forward and be very, very positive and we’re going to continue to work on (unintelligible) in the new year. And we’ll know some time in December, by the end of December.

(Anne):

Okay. We’re going to do a couple more kind of comp benefit type thing. Some of them may be very, quite US specific, so for those who are elsewhere, bear with us. But I think this has quite a bit of interest. Actually, this one Howard, I’m going to direct to you even though I know the answer. But I’ll direct it to you, which is was the supplemental severance policy which was put in place in the US, was it issued at the request of Novartis?

Howard Pin:

No, it was issued at the request of the entirety of the Board of Directors in September. In light of the offer that had just been made before the board meeting that was rejected by the independent directors, that it was perceived, that there will be some sense of uncertainty in the organization. Of course that’s correct. That’s a correct assertion and not a terribly dangerous one to make.

And of course you’ve subsequently learned that the executive committee was charged with thinking through what sort of retention package will be useful. And the determination was made that we would try to provide for a better safety net, especially for those people, by virtue of their tenure at the organization, have a relatively small safety net.

We do not, just so you know, we do not consider that to be the, to be the only way that we could have done it. We could have done it selectively and therefore, with the same amount of expenses, make it more extensive for those who will be selected rather than those who were not selected.

And it was a matter of some discussion and some debate amongst the EC on the more egalitarian approach versus the more elitist approach, not there’s anything wrong with elitism as such, but the collective decision that we came to was the, was the extension or amplification of a severance package, what would have been the severance terms that were already in place, subject to double trigger, that is if an agreement go through is consummated and if the individual’s position is impacted then there will be a better safety net.

So, that is the decision we’ve come to. It is too early, by the way, for us to say - this is not a question but I’m just going to take the question and go one step further - it is too early to say whether or not we would come to, through the integration planning process, we will come to yet another level of understanding as to what Novartis intends to do.

And as far as an additional component of the retention package for the moment, I know that you know that EC is working very, very hard to try to keep our eyes on the ball and figure out what might be the issues that make us feel less certain about the things that we’re doing and we’re thinking through the implications as to the various possible proposals that we would like to make when the integration planning process starts with Novartis.

(Anne):

Okay. Okay, I’m going to ask and answer a question myself here. Because it’s got to do with again these US benefits. So the question is, will there be any changes in our benefit packages, you know, PTO, health insurance, 401(k)s, etc., etc.? And let me tell you what the agreement is.

The agreement is that employee compensation and benefits are protected at comparable value through to the end of December 31, 2006. The service credit will apply for eligibility but the intent I think is that at the end of ‘06 that certainly a lot of the benefits plans and so on, that they would be looking to convert US employees onto their own plans. Now, at this point, we don’t know what their plans are. We don’t know if they have, how they handle PTO, vacation, sick pay and so on. We don’t know any of that. We have had no conversations. But I think the important point is that there is a comparable value through to the end of ‘06.

And then they would presumably seek to merge into their own plans which, is quite honestly, standard procedure in this sort of situation. The other question is whether severance plans are preserved? And the severance plans are protected for one year from the close of the deal in the format that they currently are in and at the current compensation levels that people are currently paid. And they also apply, if there was any successor organization that came along in the course of that year, those severance plan would still be protected.

So, I think we went through the severance plans the other, a couple of weeks ago, including the supplemental plan which as you recall, we also said was in effect for a year from the time of the close of the deal. So, all of that is maintained.

Okay. So, that is that. Here’s another one. I’m not sure which one of you, (Jack) or Howard want to answer this. It’ s pretty straightforward. When will the merger agreement be posted as an (AK) filing? Do you know?

(Jack):	Is that the way it will be posted? Did everybody hear that? It will be posted probably in the next couple of days or weeks.

Man:	It will be posted in the next few days. My understanding is that (AK) will contain both the description of the merger agreement and the press release that was made this morning. And that will be a matter of that will be next few days.

(Anne):	Okay, (Jack), I’m going to direct this one to you. I think we’ve kind of answered this in a roundabout way but here’s a direct one.

Will we be rehired as Novartis employees?

(Jack):	You know I don’t know the exact legal description of what is going to happen. Maybe you can answer that (Anne).

(Anne):

Thank you. I think the answer is that we do become Novartis employees from the time that the deal is consummated. If that is what, it came in through the web so I can’t, don’t know exactly what the person intended. But we’ve talked about we don’t know what the structure will be, what it means to job continuation and so on, but as a matter of fact there will come a point where our paychecks will reflect the fact that we are now employed by Novartis.

Howard Pin:

Yeah. (Anne), can I just say this? (Anne), can I just say this? I don’t expect that we are able to answer that question without knowing what integration plan is going to be. But I thought the key word in the previous question is “re” in re-hired. I think the likely way it’s going to work is that if the question intended to get at whether or not we will be first severed and then hired? I think the answer is no.

(Anne):	No.

Howard Pin:	I think that a, the severance conditions will not be triggered for those of us who are going to be offered a job by Novartis.

(Anne):	That’s right. Thank you for that clarification. (Ursula) did you want to add something to that or he just…?

(Ursula):	Unintelligible.

(Anne):	Clarified it. Okay, good.

Okay. This is about ongoing, ongoing communications. And Howard, maybe you can answer this one, are there going to be meetings where Novartis announces their intentions more clearly? And if so, will a calendar be posted so we know how and when to attend?

Howard Pin:

The answer is yes and yes. We would like actually as soon as we have an idea of the, of how prepared Novartis is on the integration architecture, to invite the leaders of the integration teams to come and speak in forums such as the one that we’re having here at a town hall meeting and give these people an opportunity to speak to us directly.

(Anne):	Okay. I’m going to just pause for a moment to see - now there’s a smaller crowd here. Do we have any questions from the audience? Yes? Over there.

Woman:	What do we tell for people that have offer letters out? What do we tell people that are currently considering working with Chiron Novartis?

(Anne):

Okay, the question is what do we tell people who currently have an outstanding offer who are presumably about to join us? I think for the most part, you know, first of all obviously this will be very visible to people. I think it is important that we be in touch with all of those people where we have outstanding offers so we can tell them what’s going on. For the most part, I would imagine it is our intent to go ahead with that hire, because if we need it, if we needed it now, presumably we will in the future.

Anybody joining is protected under the severance arrangement as is so we need to be clear about that. And obviously, it will be their choice as to whether or not they wish to continue forward given the relative degree of uncertainty right now.

My advice is the key thing is to proactively try and contact any of those offers that are outstanding. I think there are probably relatively few right now because we’ve had quite a hiring slowdown in recent weeks. But for those that we do, please make sure that, either through yourselves and with your HR partners, that you’re reaching out to people.

Okay. There is a question here which I may actually ask (Craig) to answer. (Craig), you might want to get a microphone. I don’t know if you have the finite answer to this right now, but are people in the Bio Pharmaceutical’s group here in the US going to be required to take PTO over the holiday period?

(Craig):	No, we’re not anticipating that (Anne).

(Anne):	The answer is no, we’re not anticipating that?

(Craig):	No.

(Anne):

Okay. Okay. All right. I am running out of new questions. I’ve got them answered. I’ve got lots of sort of variations on a theme. But really I think the bulk of it have been, have been answered. One point - there are a number, I’m sure there’s a number of questions going to arise in all countries specific to things to do with compensation and benefits and employment which we very much understand. And, you know, we will be endeavoring to get some Q&A out around those things and make sure that we can, that we can talk, some of the questions are extremely detailed. Some of them are very personal about what happens to me, which is very understandable.

And working with, through the HR team and so on, we will seek to get some more information for you as soon as we can which hopefully will be helpful. And some of the common questions we will post up on the, upon the website. So, let’s see if there is one final question before I ask Howard to say some closing comments and next steps. Yes?

Woman:	Does Novartis currently own other companies in the United States?

(Anne):	I’m sorry? I couldn’t hear you.

(Jack):	Does Novartis own any other companies in the United States?

Woman:	And if so, what are their benefits?

(Jack):

I don’t know how many employees they have in the United States, but they have quite a large workforce. Sandoz which is a generic pharmaceutical company in New Jersey, I believe, has quite a large number of employees. They have acquired other US companies. They had acquired a company in Palo Alto at one time and other companies throughout the US. Specifically, what their employment benefits are, I think we’re going to find out over the course of the next couple of weeks. And the integration team will be forthcoming with what those are.

You can go on their website and probably find out something as well.

(Anne):	Yeah. There’s a bit of information, although not a lot because I’m sure many of us have already been in there looking. But there isn’t a great deal.

All right. Okay. Well, listen, thank you for those questions. Howard, I’m going to ask you to wrap it up now for us if you would with some final comments and maybe some next steps.

Howard Pin:

I’m not sure I have anything that could top a strategic clearing of the throat as (Jack) did. I know that there are all kinds of thoughts going through all of our minds on a momentous event or day like this. I really want to say to you all that I’m deeply, deeply grateful for all that you’ve contributed, for all that you have exhibited in perseverance and determination and sticking it out over this very, very difficult year, this past year.

None of us, wherever we are in this company, with whatever job that we have could do it without the support, the guidance, the cooperation of our colleagues who have shared with ourselves, all of the values that have made Chiron special. And I just want to say I give you my word I will do my best in the days to come to look out for our collective interests and I want to thank you very much for sticking with us for the, in the days and weeks and maybe months to come.

Thank you.

(Jack):	Thanks everybody.

We’re done, huh?

(Anne):	I think so.

(Jack):	I think so.

(Richard Tate):	Howard, can you hear me? It’s (Richard Tate).

Howard Pin:	I can. Thank you, (Richard). I hope we came…

(Richard Tate):	Thank you, Howard.

Howard Pin:	Did we project okay?

(Richard Tate):	Yeah. You sounded great. It was very clear. Very clear.

Howard Pin:	Okay.

(Richard Tate):	I think it was a good meeting. Thank you.

Howard Pin:	Thank you very much.

Woman:	Thanks (Richard).

(Richard Tate):	Thanks (unintelligible). We’ll see you back in (Emoryville).

Woman:	Yeah. Take care.

END